Exhibit (h)(1)(xv)

AMENDMENT NO. 13

TO THE

MUTUAL FUNDS SERVICE AGREEMENT

AMENDMENT NO. 13 to the Mutual Funds Service Agreement dated as of August 16, 2010, between EQ Advisors Trust, a Delaware statutory trust (“Trust”) and AXA Equitable Life Insurance Company (“AXA Equitable”), a New York stock life insurance company (“AXA Equitable” or “Administrator”) (“Amendment No. 13”).

The Trust and AXA Equitable agree to modify and amend the Mutual Funds Service Agreement, dated as of May 1, 2000, as amended by previous Amendment Nos. 1 through 12 (“Agreement”), as follows:

1.	New Portfolios. ATM Core Bond Portfolio and ATM Government Bond Portfolio are hereby added to the Agreement on the terms and conditions contained in the Agreement.

2.	Schedule A. Schedule A to the Agreement, which sets forth the compensation to be paid by the Trust to AXA Equitable for services rendered pursuant to the Agreement, is hereby replaced in its entirety by Schedule A attached hereto.

Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 13 as of the date first above set forth.

EQ ADVISORS TRUST		AXA EQUITABLE LIFE INSURANCE COMPANY

By:	/s/ Brian Walsh	By:	/s/ Steven M. Joenk
	Brian Walsh		Steven M. Joenk
	Chief Financial Officer and Treasurer		Senior Vice President

SCHEDULE A

AMENDMENT NO. 13

MUTUAL FUNDS SERVICE AGREEMENT

Fees and Expenses

Trust Administration, Accounting and Compliance Fees

Portfolio(s)	Fee

All Portfolios (except as noted below)

0.12% of the first $3 billion;

0.11% of the next $3 billion;

0.105% of the next $4 billion;

0.10% of the next $20 billion; and

0.0975% thereafter, (based on average daily net assets) plus $30,000 per Portfolio.

EQ/AXA Franklin Small Cap Value Core Portfolio

EQ/Equity Growth PLUS Portfolio

EQ/Franklin Core Balanced Portfolio

EQ/Global Bond PLUS Portfolio

EQ/Global Multi-Sector Equity Portfolio

EQ/International Core PLUS Portfolio

EQ/Large Cap Core PLUS Portfolio

EQ/Large Cap Growth PLUS Portfolio

EQ/Large Cap Value PLUS Portfolio

EQ/Mid Cap Value PLUS Portfolio

EQ/Mutual Large Cap Equity Portfolio

EQ/Quality Bond PLUS Portfolio

EQ/Templeton Global Equity Portfolio

(collectively, the “Hybrid Portfolios”)

0.15% of the first $20 billion of the Hybrid Portfolios aggregate average daily net assets; 0.125% of the next $5 billion of the Hybrid Portfolios aggregate average daily net assets; 0.10% thereafter; plus $32,500 per Portfolio, plus $32,500 for each allocated portion of the Portfolio.

All Asset Allocation Portfolio

AXA Balanced Strategy Portfolio

AXA Conservative Growth Strategy Portfolio

AXA Conservative Strategy Portfolio

AXA Growth Strategy Portfolio

AXA Moderate Growth Strategy Portfolio

EQ/Franklin Templeton Allocation Portfolio

(collectively, the “AXA Allocation Portfolios”)

0.15% of each AXA Allocation Portfolio’s average daily net assets plus $32,500 per Portfolio.

ATM Core Bond Portfolio

ATM Government Bond Portfolio

ATM International Portfolio

ATM Large Cap Portfolio

ATM Mid Cap Portfolio

ATM Small Cap Portfolio

AXA Tactical Manager 2000 Portfolio-I, III

AXA Tactical Manager 400 Portfolio-I, III

AXA Tactical Manager 500 Portfolio-I, III

AXA Tactical Manager International Portfolio-I, III

(collectively, the “Tactical Manager Portfolios”)

0.15% of the first $20 billion of the Tactical Manager Portfolios aggregate average daily net assets; 0.125% of the next $5 billion of the Tactical Manager Portfolios aggregate average daily net assets; 0.10% thereafter; plus $32,500 per Portfolio, plus $32,500 for each allocated portion of the Portfolio.